Exhibit (h)(38)

AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amendment, effective as of February 21, 2018, is to the Amended and Restated Expense Limitation Agreement, originally made and entered into as of August 10, 2015, as amended (the “Agreement”), by and between Artisan Partners Funds, Inc., on behalf of each series of the Company listed on Schedule A of the Agreement, and Artisan Partners Limited Partnership (“Artisan Partners”).

WHEREAS, the Company, on behalf of Artisan Emerging Markets Fund, and Artisan Partners desire to amend the Agreement in accordance with Section 9 thereof as set forth below;

NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limit. Schedule A of the Agreement is hereby modified with respect to Artisan Emerging Markets Fund as set forth below:

	Expense Limits by Share Class(a)
Fund Name	Investor	Advisor	Institutional
Artisan Emerging Markets Fund	1.35%	N/A	1.20%

(a) “N/A” indicates that the Fund does not have a particular share class.

2. Except as expressly amended hereby, all other terms and provisions of the Agreement shall remain in full force and effect.

3. Either the original or copies, including PDF copies, of this Amendment, may be executed in counterparts, each of which shall be an original as against any party whose signature appears on such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

Artisan Partners Funds, Inc.

By:	/s/ Sarah A. Johnson

Artisan Partners Limited Partnership

By:	/s/ Sarah A. Johnson